EXHIBIT 99.2
For Immediate Release
NASDAQ SUSPENDS SPANISH BROADCASTING SYSTEM’S
DELISTING PROCESS
Coconut Grove, FL — October 29, 2008 — Spanish Broadcasting System, Inc. (the “Company” or “SBS”) (NASDAQ: SBSA), today announced that on October 22, 2008, the Company received notification from The NASDAQ Stock Market (“NASDAQ”) that NASDAQ has temporarily suspended the enforcement of its minimum bid price rules because of extraordinary market conditions.
As a result of the suspension, SBS, and all other NASDAQ listed companies now in the share price compliance process, will remain at that same stage of the process. NASDAQ will not take any action to delist any security for these concerns during the suspension period, which will remain in effect through Friday, January 16, 2009 and the first relevant trade date will be Tuesday, January 20, 2009.
SBS received a written notification from NASDAQ on August 20, 2008, indicating that the minimum bid price of the company’s common stock had fallen below $1.00 for 30 consecutive trading days, and that it was therefore not in compliance with NASDAQ Marketplace Rule 4450(b). The notice further provided that in accordance with the NASDAQ Marketplace Rules, the Company will be provided 180 calendar days, or until February 17, 2009, to regain compliance with the minimum bid price requirement.
SBS had 124 calendar days remaining in its compliance period as of October 16, 2008, the effective date of NASDAQ’s suspension. Upon reinstatement of the rules on January 19, 2009, SBS will have the same number of days remaining, or until May 26, 2009, to regain compliance. The company may regain compliance, either during the suspension or during the compliance period resuming after the suspension, by achieving a $1.00 closing bid price for a minimum of 10 consecutive trading days.
The Company intends to use all reasonable efforts to maintain the listing of its common stock on the Nasdaq Global Market, but there can be no guarantee that the Company will regain compliance with the continued listing requirements, or will be able to demonstrate a plan to sustain compliance in order to avoid delisting from the Nasdaq Global Market.

About Spanish Broadcasting System, Inc.
Spanish Broadcasting System, Inc. is the largest publicly traded Hispanic-controlled media and entertainment company in the United States. SBS owns and/or operates 21 radio stations located in the top Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico, including the #1 Spanish-language radio station in America, WSKQ-FM in New York City, as well as 4 of the Top 6 rated radio stations airing the Tropical, Mexican Regional, Spanish Adult Contemporary and Hurban format genres. The Company also owns and operates Mega TV, a television operation serving the South Florida market, owns and operates a station in Miami-Ft. Lauderdale DMA (WSBS) Ch. 22, and an affiliate in West Palm Beach, Fl (Ch. 57/Comcast 231). Mega TV also has national distribution in the US through DirecTV Más (Ch. 405). The channel can also be seen in Puerto Rico on DIRECTV (Ch. 169), and through affiliate WSJU (Ch. 30). SBS also produces live concerts and events throughout the U.S. and Puerto Rico. In addition, the Company operates www.LaMusica.com, a bilingual Spanish-English online site providing content related to Latin music, entertainment, news and culture. The Company’s corporate Web site can be accessed at www.spanishbroadcasting.com.

Contacts:
Analysts and Investors	Analysts, Investors or Media
Joseph A. Garcia	Joseph Kessler
Chief Financial Officer, Executive Vice President	Brainerd Communicators, Inc.
And Secretary	(212) 986-6667
(305) 441-6901

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